NEWS RELEASE

Current Technology’s Celevoke Appoints Former FedEx Vice President of

Global Sales its Executive Vice President

VANCOUVER, British Columbia – September 8, 2008 – Current Technology Corporation (the “Company”) (OTCBB: CRTCF) today announced its 56% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has appointed Rob Shirley to the position Executive Vice President of Sales, Marketing and Business Development.  Celevoke CEO Chuck Allen said, “Rob has an outstanding background in sales leadership, excelled at FedEx, founded a successful technology enterprise, managed start-ups and consulted with major worldwide corporations.  He is a true global sales leader, and we are delighted to welcome him to our team at this significant growth point in Celevoke’s development.”

Rob had a very successful 20 year career with FedEx Corporation.  He started as a sales representative in the Houston market, growing revenue from a standing start to $10 million in annual sales.  Promoted to Manager of District Sales, he grew revenue in greater New York City to over $100 million annually.  He repeated the process in metropolitan San Francisco, consistently ranking in the top ten percent of Districts, and after a further two promotions was appointed Managing Director of Western Regional Sales.  Under his leadership, revenue tripled to over $1 billion annually, and his Region was ranked first worldwide for four consecutive years.  Promoted to Vice President of Global Sales, Rob was responsible for 500 of the largest global clients and increased revenue to $3.5 billion while growing margins by twenty percent.

Rob Shirley said, “The most exciting aspect of business is a true solution to problems that were previously considered to be unsolvable.  Celevoke’s technology reports in real-time on exactly where expensive equipment is and what is occurring in 154 countries.  I have worked with the incredible benefits of tracking assets for years.  This is a significant breakthrough that will be of enormous benefit to customers because you can only manage what you can measure.  Celevoke has a whole suite of metrics to offer using their strong marriage of GPS and global wireless technology into one seamless reporting system that is delivered through the internet.”

Current Technology CEO Robert Kramer said, “Rob will lead a team of sales, marketing and business development professionals with one goal in mind:  dramatically growing top and bottom lines, as Celevoke’s proprietary Telematics Solutions are introduced to a global market.  Rob brings the track record of a senior sales leader, with hands-on experience ranging from start-

ups to Fortune 100 global corporations.  He is a great addition to our team.”

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696